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                                                                   Exhibit 10.77

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

In re:                                  :
                                        :   Jointly Administered
BORDEN CHEMICALS AND                    :   Case No. 01-1268 (PJW)
PLASTICS OPERATING LIMITED              :
PARTNERSHIP, a Delaware limited         :
partnership, et al.,                    :
                                        :   Chapter 11
                       Debtors.         :


                        ORDER (A) APPROVING PURCHASE AND
                 SALE AGREEMENT; (B) AUTHORIZING SALE OF SHARES
                  OF MONOCHEM, INC. AND CERTAIN RELATED ASSETS,
                FREE AND CLEAR OF LIENS, CLAIMS AND ENCUMBRANCES;
             (C) AUTHORIZING ASSUMPTION AND ASSIGNMENT OF OPERATING
          AGREEMENTS AND (D) GRANTING RELATED RELIEF [DOCKET NO. 1115]

          This matter coming before the Court on the Motion of Debtors and Debtors in Possession for an Order (A) Approving Purchase and Sale Agreement;
(B) Authorizing Sale of Interest in Monochem, Inc. and Certain Related Assets, Free and Clear of Liens, Claims and Encumbrances; and (C) Granting Related Relief (the "Sale Motion"), filed by the above-captioned debtors and debtors in possession (collectively, the "Debtors"); the Court having (a) reviewed the Sale Motion, the underlying Purchase and Sale Agreement (the "Agreement"), dated October 3, 2002, by and among BCP and Crompton Manufacturing Company (the "Buyer"), a copy of which is attached to the Sale Motion as Exhibit A, and all pleadings and other filed documents relating thereto and (b) heard the statements of counsel regarding the relief requested in the Sale Motion at a hearing before the Court (the "Sale Hearing"); the Court finding that: (a) the Court has jurisdiction over this matter pursuant to 28 U.S.C. Sections 157 and 1334; (b) this is a core proceeding pursuant to 28 U.S.C. Section 157(b)(2); (c) notice of the Sale Motion and the Sale Hearing was sufficient under the circumstances; (d) BCP's sale of the

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Assets /1/ pursuant to the Agreement, free and clear of liens, claims, encumbrances, pledges and security interests of any kind (collectively, "Property Interests"), is allowable under section 363 of the Bankruptcy Code, is a sound exercise of the Debtors' business judgment and is in the best interests of the Debtors' estates; (e) the Assumed Contracts constitute an integral part of the Assets and the Debtors' assumption and assignment of the Assumed Contracts is allowable under section 365 of the Bankruptcy Code, is supported by sufficient assurance of the Buyer's ability to satisfy the requirements of section 365(b)(3) of the Bankruptcy Code, is a sound exercise of the Debtors' business judgment and is in the best interests of the Debtors' estates; (f) BCP and the Buyer have acted in "good faith" as defined by section 363(m) of the Bankruptcy Code; (g) the Debtors have marketed the Assets and conducted the sale process in compliance with the Bid Procedures (as defined in the Sale Motion); and (h) the sale is within the scope of section 1146(c) of the Bankruptcy Code; the Court having determined that the legal and factual bases set forth in the Sale Motion and at the Sale Hearing establish just cause for the relief granted herein;

          IT IS HEREBY ORDERED THAT:

          1.   The Sale Motion is GRANTED as set forth below.

          2. The Agreement is approved in all respects, and BCP is authorized to enter into and perform its obligations under the Agreement.

          3. The Debtors are authorized to sell the Assets, on the terms described in the Sale Motion and the Agreement, under sections 363(b) and (f) of the Bankruptcy Code.

          4. At Closing, the Assets shall be sold and transferred free and clear of all Property Interests, not including the Permitted Liens, with all such Property Interests attaching to the proceeds of sale to the same extent and with the same priority as each such Property Interest

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/1/  Capitalized terms not defined herein have the meanings ascribed to them in the Sale Motion or in the Agreement.

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now attaches to or affects the Assets, subject to the Court's power to determine the validity, extent and priority of any such Property Interests, and subject to any claims and defenses the Debtors may possess with respect thereto.

          5. Except as expressly permitted or otherwise specifically provided by the Agreement or this Order, all persons and entities holding Property Interests, not including the Permitted Liens (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or non-contingent, senior or subordinated) in the Assets prior to Closing, including, but not limited to, all debt security holders; equity security holders; governmental, tax and regulatory authorities; lenders, trade and other creditors; hereby are forever barred, estopped and permanently enjoined from asserting their Property Interests against the Buyer, its successors or assigns, or against the Assets.

          6. The Buyer hereby is granted and shall have the protections provided in section 363(m) of the Bankruptcy Code.

          7. The Order shall be effective and enforceable immediately upon entry. The stay otherwise imposed by Bankruptcy Rule 6004(g) is waived.

          8. The Buyer shall not be deemed to be a successor to or of the Debtors as a result of the acquisition of the Assets pursuant to the terms of the Agreement and this Order.

          9. Each and every federal, state, and local governmental agency or department shall be, and hereby is, directed to accept any and all documents and instruments necessary and appropriate to consummate the Agreement, including without limitation, documents and instruments for recording in any governmental agency or department required to transfer the Buyer the names and any and all other licenses or permits under the Debtors' ownership necessary for the operations that are associated with the Assets.

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          10.  The terms and provisions of the Agreement and this Order shall be binding in all respects upon, and shall inure to the benefit of the Buyer, the Debtors, the Debtors' estates, and their successors and assigns, including any trustee that may be appointed in these cases or any superseding case under chapter 7 of the Bankruptcy Code.

          11. The Sale shall not be taxed under any federal, state, local municipal or other law imposing or claiming to impose a tax within the scope of section 1146(c) of the Bankruptcy Code.

          12. Pursuant to Sections 105(a) and 365 of the Bankruptcy Code, and subject to and conditioned upon the Closing, BCP's assumption of the Assumed Contracts and assignment of them to the Buyer on the terms set forth in the Agreement is hereby approved. There are no Cure Amounts under any of the Assumed Contracts.

          13. The Debtors and the Buyer are authorized and directed to take the necessary actions to consummate the transactions contemplated by the Agreement and this Order.

          14. This Court shall retain jurisdiction to determine any claims, disputes or causes of action arising out of or relating to the Agreement or any of the transactions contemplated under the Agreement.


Dated: October 22, 2002                        /s/ Peter J. Walsh
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       Wilmington, Delaware                UNITED STATES BANKRUPTCY JUDGE

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